Exhibit 14.1

PROGRESSIVE CARE INC.

Code of Business Conduct and Ethics

The Board of Directors of Progressive Care Inc. (“Progressive Care” and, together with its subsidiaries, the “Company”) has adopted this code of ethics (this “Code”) to:

●	promote honest and ethical conduct, including fair dealing and the appropriate handling of conflicts of interest;

●	promote full, fair, accurate, timely and understandable disclosure of this Code;

●	promote compliance with applicable laws and governmental rules and regulations;

●	ensure the protection of the Company’s legitimate business interests, including corporate opportunities, assets and confidential information;

●	promote fair dealing with the Company’s security holders, customers, suppliers, competitors, and employees; and

●	deter wrongdoing and report any illegal or unethical behavior.

All directors, officers and employees of the Company are expected to be familiar with this Code and to adhere to those principles and procedures set forth in this Code that apply to them. Other applicable policies and procedures of the Company are set forth in the employee manual you received when you joined the Company and in other documents setting forth the Company’s policies and procedures that have been provided to you.

You are expected to comply with both the spirit and letter of this Code. No code of ethics can address every situation that could arise. If this Code does not specifically address a situation, you must ask questions and use sound business and ethical judgment to make sure your conduct is consistent with the Company’s expectations for the highest level of integrity in all that we do.

For purposes of this Code, the “Code of Ethics Contact Person” will be designated from time-to-time. The current Contact Person is the Chief Executive Officer.

I. Honest and Candid Conduct

Each director, officer and employee has a duty to the Company to act with integrity. Deceit and subordination of principle are inconsistent with integrity.

Each director, officer and employee must:

●	act with integrity, including being honest and candid while still maintaining the confidentiality of information where required or consistent with the Company’s policies;

●	observe both the form and spirit of laws and governmental rules and regulations, accounting standards and Company policies; and

●	adhere to a high standard of business ethics.

II. Conflicts of Interest

A “conflict of interest” occurs when an individual’s private interest interferes or appears to interfere with the interests of the Company. A conflict of interest can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. For example, a conflict of interest would arise if a director, officer or employee, or a member or his or her family, receives improper personal benefits from a third party as a result of his or her position in the Company. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should be discussed with the Code of Ethics Contact Person.

Service to the Company should never be subordinated to personal gain and advantage. Conflicts of interest should be avoided.

In particular, clear conflict of interest situations involving directors, executive officers and other employees may include the following:

●	any significant (greater than five percent) ownership interest in any supplier, competitor or customer;

●	any consulting or employment relationship with any customer, supplier or competitor;

●	any outside business activity that detracts from an individual’s ability to devote appropriate time and attention to his or her responsibilities with the Company;

●	the receipt of non-nominal gifts or excessive entertainment from any company with which the Company has current or prospective business dealings;

●	being in the position of hiring, contracting with, supervising, reviewing, or having any influence on the job evaluation, pay or benefit of any family member;

●	assigned to a vendor selection process and having a family relationship with any vendor being considered for business or who is conducting business with the Company, in which case the employee must disclose that relationship to the appropriate management representative involved in the selection process and recuse himself or herself from that specific selection process;

●	allowing a personal relationship with a third party to influence a decision that is not in the best interest of the Company; and

●	selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable directors, officers or employees are permitted to so purchase or sell.

All of the Company’s business affairs and all negotiations among representatives acting on behalf of the Company and external parties are to be conducted on an ethical, legal, and arms-length basis. Decisions are to be based on commercial merit. It is impermissible to give, offer, or promise anything of value, outside of the negotiated terms of a Company transaction itself, for the purpose of influencing someone in connection with Company business. No Company representative is to accept any payment or gift of such nature as a personal inducement to enter into, or maintain, any transaction or business relationship on behalf of the Company. Payments and gifts can include, among other things, commissions, loans, kickbacks, rebates, bonuses, salaries, profit participation arrangements or financial inducements.

Similarly, it is impermissible to solicit, demand or accept anything of value that could, in fact or appearance, influence the outcome of any Company business negotiation or transaction. The acceptance of invitations to attend events that constitute entertainment should be accepted only if such entertainment acts to strengthen the current business relationship between the customer, vendor or supplier and the Company. The activities associated with the entertainment must not negatively reflect on the Company or its associates.

The receipt of gifts may be allowed if they are of limited value and the public disclosure of such a gift would not be embarrassing to the Company or its recipient. As a general rule, the greater the value of the gift the greater likelihood that the gift should be declined unless expressly approved by management.

Anything that would present a conflict for a director, officer or employee would also present a conflict if it is beneficial to a member of his or her family.

III. Disclosure

Each director, officer or employee involved in the Company’s disclosure process, including the Chief Executive Officer and the Chief Financial Officer, is required to be familiar with and comply with the Company’s disclosure controls and procedures and internal control over financial reporting, to the extent relevant to his or her area of responsibility, so that the Company’s public reports and documents filed with the United States Securities and Exchange Commission (“SEC”) comply in all material respects with the applicable federal securities laws. In addition, each such person having direct or supervisory authority regarding these public securities filings or the Company’s other public communications concerning its general business, results, financial condition and prospects should, to the extent appropriate within his or her area of responsibility, take appropriate steps regarding these disclosures with the goal of making full, fair, honest, accurate, timely and understandable disclosure.

Each director, officer or employee who is involved in the Company’s disclosure process must:

●	familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company;

●	not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent auditors, governmental regulators and self-regulatory organizations;

●	properly review and critically analyze proposed disclosure for accuracy and completeness (or, where appropriate, delegate this task to others); and

●	present for approval significant decisions with respect to financial disclosure to the Audit Committee of the Board of Directors prior to making such financial disclosure.

IV. Compliance

It is the Company’s policy to comply with all applicable laws, rules, and regulations in all countries in which the Company conducts business. It is the personal responsibility of each employee, officer, and director to adhere to the standards and restrictions imposed by those laws, rules, and regulations as well as the Company’s employee manuals and policy statements issued from time to time.

It is against Company policy and in many circumstances illegal for a director, officer, or employee to profit, directly or indirectly, from undisclosed information relating to the Company or any other company. Any director, officer or employee may not purchase or sell any of the Company’s securities while in possession of material nonpublic information relating to the Company. Also, any director, officer or employee may not purchase or sell securities of any other company while in possession of any material nonpublic information relating to that company.

Any director, officer or employee who is uncertain about the legal rules involving a purchase or sale of any Company securities or any securities in companies that he or she is familiar with by virtue of his or her work for the Company, should consult with the Code of Ethics Contact Person before making any such purchase or sale.

No director, officer or employee of the Company (nor any person acting on behalf of a director, officer or employee) may make, directly or indirectly, any payment, in cash or otherwise, to any government official or other person in order to influence an official act or decision or to induce an official to use his or her influence to affect or influence a government. All directors, officers and employees of the Company are required to (i) prepare accurate and verifiable business records (as defined in the policy), (ii) never make or conceal false or misleading entries in any record of the Company and (iii) maintain complete and accurate records for the time periods they are needed for the Company’s business purposes and as required by law.

The success and reputation of the Company’s business depends, in part, on proper procurement. It is the policy of the Company to purchase products and services based on price, quality, timeliness of delivery and general merit, regardless of the manufacturer or provider. The purpose of this policy is to assure that the Company obtains products and services at a fair value, while conducting itself in accordance with the highest standards of business practices and all applicable legal requirements.

V. Reporting and Accountability

The Audit Committee is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. Any director, officer or employee who becomes aware of any existing or potential violation of this Code is required to notify the Code of Ethics Contact Person promptly. Failure to do so is itself a violation of this Code.

Any questions relating to how this Code should be interpreted or applied should be addressed to the Code of Ethics Contact Person. A director, officer or employee who is unsure of whether a situation violates this Code should discuss the situation with the Code of Ethics Contact Person to prevent possible misunderstandings and embarrassment at a later date.

Each director, officer or employee must:

●	notify the Code of Ethics Contact Person promptly of any existing or potential violation of this Code;

●	not retaliate against any other director, officer, or employee for reports of potential violations which are made in good faith. No director, employee, or other person subject to the Code will be permitted to retaliate or take adverse action against anyone for reporting a violation of the law, the Code, or other Company policy, or for cooperating in the investigation of a violation. This statement applies whether the violation is reported internally or reported to law enforcement or other governmental agencies. Such retaliation and adverse action will, itself, be deemed a violation of the Code.

We provide a number of ways for you to ask questions and report violations. Your manager will usually be in the best position to address your concerns. However, that may not always be practical and, at times, may make you uncomfortable. As an alternative, you may contact any of the following sources at any time to report violations, ask questions, or raise concerns:

●	Your next level manager

●	The Code of Ethics Contact Person

Chief Executive Officer

●	Individuals specified in particular policies

You may report violations orally or in writing and in most cases you will not be required to identify yourself. However, in some cases it may be necessary for you to identify yourself for the Company to investigate and resolve your concern.

The Company may take disciplinary action against anyone who knowingly makes false allegations. Knowingly making false allegations is a violation of the Code.

The Company will follow the following procedure in investigating and enforcing this Code, and in reporting on the Code:

●	Violations and potential violations will be reported by the Code of Ethics Contact Person, after appropriate investigation, to the Audit Committee in the case of a violation or potential violation by a director or executive officer of the Company. In the case of a violation by any other employee, violations and potential violations will be reported to the executive officer of the Company responsible for the subsidiary involved (the “Senior Officer”), and, if fraud or accounting irregularities are involved, to the Audit Committee.

●	The Audit Committee or the Senior Officer, as the case may be, will take all appropriate action to investigate any violations reported to them.

●	If the Audit Committee or the Senior Officer, as the case may be, determines that a violation has occurred, they will inform the Board of Directors, in the case of a violation by a director or officer, or the Chief Executive Officer and Code of Ethics Contact Person, in the case of a violation by any other employee.

Upon being notified that a violation has occurred, the Board of Directors or the Chief Executive Officer , as the case may be, will take such disciplinary or preventive action as it deems appropriate, up to and including dismissal or, in the event of criminal or other violations of law, notification of appropriate governmental authorities.

From time to time, the Company may waive some provisions of this Code. Any waiver of the Code for officers or directors of the Company may be made only by the Board of Directors and must be promptly disclosed, along with the reasons for the waiver, as required by the rules of the SEC and the rules of any stock exchange on which the Company’s securities are then listed for trading. Any waiver for other employees may be made only by the Chief Executive Officer.

VI. Corporate Opportunities

Directors, officers, and employees have a duty to the Company to advance the Company’s business interests when the opportunity to do so arises. Directors, officers and employees are prohibited from taking (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless the Company has already been offered the opportunity and turned it down, and only with the written consent of the Board of Directors of the Company. More generally, directors, officers and employees are prohibited from using corporate property, information, or position for personal gain and from competing with the Company.

Sometimes the line between personal and Company benefits is difficult to draw, and sometimes there are both personal and Company benefits in certain activities. Directors, officers, and employees who intend to make use of Company property or services in a manner not solely for the benefit of the Company should consult beforehand with the Code of Ethics Contact Person.

VII. Confidentiality

In carrying out the Company’s business, directors, officers, and employees often learn confidential or proprietary information about the Company, its customers, clients, suppliers, or joint venture parties. Directors, officers, and employees must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information of the Company, and of other companies, includes any non-public information that would be harmful to the relevant company, or useful or helpful to competitors, if disclosed.

Protecting confidential customer information from unauthorized use and disclosure is fundamental to our business as well as required by law. Everyone with access to customer information is responsible for protecting it. Misuse of customer information can result in civil and criminal penalties against the director, officer or employee and the Company.

While we respect the privacy of our associates, we retain the right to monitor and inspect Company property, including internet activity, email, telephonic activity and logs, instant messaging, and any other communications made, received, accessed, or stored through the use of Company property, including personal e-mail accounts accessed through the Company’s computer systems. We also reserve the right to inspect personal property that is on Company premises. Refusal to allow such an inspection will be deemed a violation of the Code.

VIII. Fair Dealing

We have a history of succeeding through honest business competition. We do not seek nor condone competitive advantages through illegal or unethical business practices. Each director, officer and employee should endeavor to deal fairly with the Company’s customers, clients, service providers, suppliers, competitors, and employees. No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

IX. Protection and Proper Use of Company Assets

All directors, officers and employees should protect the Company’s assets and ensure their efficient use consistent with Company policies. The Company’s assets should be used only to promote Company business, products, or services.

We are committed to the highest standard of accuracy and completeness in our business records. We are obligated by law and our own commitment to integrity to make and keep books, records, and accounts that accurately and fairly reflect our business transactions, and to prepare financial reports and financial statements that are fair, accurate, timely, and understandable. We rely upon accurate business records to make responsible business decisions. Each employee is responsible for preparing and maintaining accurate business records.

●	Never falsify any Company record or report;

●	Never sign another person’s name to a Company document without that person’s express authority;

●	Never alter any Company report or record without authorization and never make any alteration that you believe to be inaccurate or fraudulent. Record all transactions appropriately to facilitate full accountability for all assets and activities of the Company and supply the data needed in connection with the preparation of financial statements;

●	If you are involved in the preparation of Company financial statements, you must apply generally accepted accounting principles and other applicable accounting standards and rules so that the statements accurately and fairly reflect the financial condition of the Company;

●	Do not attempt to improperly influence any auditor during a review or audit of the Company’s financial statements;

●	If you are involved in approving payments by the Company, do not approve any payment if any part of it is to be used for a purpose other than described by the supporting documents;

●	Comply with Company policies for reimbursement of travel and other expenses;

●	Comply with Company policies for recording time worked;

●	Comply with all Company policies and procedures regarding the retention of documents including e-mail and electronic documents. You must retain documents that relate to any imminent or ongoing investigation, audit, or litigation. If you have any questions about whether a document can be destroyed, you must seek advice from your next level manager before destroying it;

●	If you have any reason to believe that the Company’s books and records are being maintained in an inappropriate manner or that the Company is otherwise misrepresenting its financial condition (whether intentionally, negligently, or due to a deficiency in or noncompliance with internal accounting controls), you must report it. We encourage you to report your concern by using any method of reporting identified in the Reporting and Accountability Section of the Code.

X. Political Contributions and Activities

We respect and encourage your participation in the political process, but you must do so on your own time and without the use of Company resources. We also respect your right to your own political viewpoint, but when expressing that view you must avoid the appearance that you are speaking or acting for the Company. If you run for or are appointed to public office, you must notify the Company so that it can evaluate potential conflicts of interest.

●	Do not make statements on matters of public policy or politics in the name of the Company unless specifically authorized or doing so is within the scope of your specific job duties with the Company;

●	Do not make or authorize any payment, gift, or contribution with Company funds to any candidate for public office, campaign fund, political party, or organization except as authorized;

●	Do not use Company resources in your own political campaigns or when participating in the campaign of another.

XI. Acknowledgement and Certification of Compliance

As a condition of employment, all new employees, including officers, are to read the Code of Business Conduct and Ethics and sign an Acknowledgement that certifies compliance with the Code.

The Code will be distributed to all employees, including officers, and the Board of Directors and its subsidiaries. All associates will be required to participate in all training and education programs to understand and apply the Code. All employees, including officers, and the Board of Directors, are to read the Code of Business Conduct and Ethics on an annual basis and sign an Acknowledgement that certifies compliance with the Code.

All standard consultant/independent contractor agreements are to include a clause requiring adherence to the Code as a condition of the agreement.

XII. Amendment

The Board of Directors of the Company may amend this Code from time to time as it deems appropriate.